For the annual period ended August 31, 2007.
File number 811-04024
Dryden California Municipal Fund



SUB-ITEM 77D
Policies with Respect to Securities Investment

Dryden California Municipal Fund
California Income Series

Supplement dated April 27, 2007
to the Prospectus and Statement of Additional Information
(SAI) dated October 31, 2006

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The Board of Trustees of Dryden California Municipal
Fund recently approved a change to the investment policies of the California Income Series (the Fund) with respect to the Fund's use of derivatives. This change is described below.

Derivatives

The Fund currently may invest in derivatives, usually in amounts less than 20% of investable assets (up to 15% of investable assets for certain swaps). This policy will change to permit the Fund to invest in all types of derivatives up to 25% of the Fund's net assets.

To reflect this change the "Derivatives" table appearing in the section of the Prospectus entitled "How the Fund Invests-Investment Risks" is revised by changing the amount of Fund assets that may be invested in derivatives to 25% of net Fund assets.





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